As filed with the Securities and Exchange Commission on February 24, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AvalonBay Communities, Inc.

(Exact name of registrant as specified in its charter)

Maryland	77-0404318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800

Arlington, VA 22203

(Address of Principal Executive Offices) (Zip Code)

AvalonBay Communities, Inc. Deferred Compensation Plan

(Full title of the plans)

Timothy J. Naughton
Chairman of the Board,
Chief Executive Officer and President
AvalonBay Communities, Inc.
671 N. Glebe Road, Suite 800
Arlington, VA 22203

(Name and Address of Agent For Service)

(703) 329-6300

(Telephone number, including area code, of agent for service)

With a copy to:

John O. Newell

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations	$20,000,000	$20,000,000	$2,318

(1)   The deferred compensation obligations being registered are general unsecured obligations of AvalonBay Communities, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the AvalonBay Communities Deferred Compensation Plan (the “Plan”).

(2)   This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the estimated amount of compensation that may be deferred under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act.  Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission  pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•                  the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 24, 2017;

•                  the Company’s Current Report on Form 8-K, filed with the Commission on February 21, 2017; and

•                  the description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-B filed on June 8, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under the Plan, the Company will provide certain management and highly compensated employees of the Company (each a “Participant”) the opportunity to defer a specified percentage of their compensation.  The securities being registered represent obligations (the “Obligations”) of the Company under the Plan to pay to the Participants the value of the deferred compensation in the future.  The Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants.  The Company does not guarantee the performance of any of the investment measurement options available to Participants under the Plan, nor does it guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

Amounts credited (or charged) to a Participant’s account are credited (or charged) with notional earnings (or losses) based on the performance of investment measurement options under the Plan (which generally will be the selection of mutual funds available for investment through the Company’s 401(k) Plan).  Although the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be invested in the measurement options selected by Participants, the Company’s practice has been, and the Company intends to continue to, invest the actual assets of the Plan in the measurement funds, which will generally allow the actual assets of the Plan to approximate or equal the Company’s obligation to pay to the Participants the value of their deferred compensation in the future.  A Participant’s account may also be debited based on its proportionate share of the Plan’s administrative expenses.

Subject to the terms of the Plan, the Obligations are generally payable in a lump sum payment, or in annual installments over specified periods, as permitted by the terms of the Plan, upon the termination of the Participant’s employment with the Company, death of the Participant, retirement of the Participant from the Company, or pursuant to certain Participant elections with respect to short-term payouts during employment from in-service distribution accounts.  The Plan also permits payouts in the event of certain unforeseeable financial emergencies if approved by the committee administering the Plan.

The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company.  Except as expressly permitted by the terms of the Plan, the Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt.

There is no trading market for the Obligations.  The Obligations are not convertible into any other security of the Company.

The Company may amend or modify the Plan at any time and for any reason.  No amendment or modification will decrease or restrict the value of the Obligations in existence at the time the amendment or modification is made.  The amendment or modification of the Plan shall not affect the right of any Participant who, as of the date of the amendment or modification, has become entitled to the payment of benefits under the Plan to receive such payment.

The Company may also terminate the Plan at any time and for any reason.  Upon the termination of the Plan, distributions shall be made to Participants in the normal course, but the Company may accelerate distributions to the extent permitted by applicable law.  The termination of the Plan will not adversely affect the right of a Participant who has become entitled to benefits under the Plan; provided however, that the Company has the right to accelerate installment payments without a premium or prepayment penalty by paying the Obligation in a lump sum and without any liability on account of adverse tax consequences from an early or accelerated payment.

The description of the Plan in this Item 4 is a summary only and is qualified in its entirety by reference to the Plan documents filed as exhibits to this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to certain limited exceptions, AvalonBay’s charter and bylaws, each as amended, limit the liability of AvalonBay’s directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer of AvalonBay to the fullest extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) generally permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, unless it is established that (A) the director or officer actually received an improper personal benefit in money, property or services; (B) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (C) the director’s or officer’s act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of AvalonBay, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to AvalonBay. These provisions do not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.

Pursuant to the authority granted in AvalonBay’s charter and bylaws, AvalonBay has also entered into indemnification agreements with certain of its executive officers and members of the board of directors who are not officers of AvalonBay, pursuant to which AvalonBay has agreed to indemnify them against certain liabilities incurred in connection with their service as executive officers and/or directors and has agreed to advance expenses incurred by them in certain circumstances. These provisions and contracts could reduce the legal remedies available to AvalonBay and its stockholders against these individuals. In addition, AvalonBay maintains a directors’ and officers’ liability insurance policy.  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1

Amended and Restated AvalonBay Communities, Inc. Deferred Compensation Plan, effective as of January 1, 2011 (the “Plan”). (Incorporated by reference to Exhibit 10.1 to Form 10-Q of the registrant, filed August 6, 2010).

4.2	First Amendment to the Plan, effective as of November 7, 2011(Incorporated by reference to Exhibit 10.28 to Form 10-K of the registrant, filed February 24, 2017).

4.3	Second Amendment to the Plan, effective as of November 15, 2012 (Incorporated by reference to Exhibit 10.29 to Form 10-K of the registrant, filed February 24, 2017).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

Item 9. Undertakings.

(a)                                 The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement on Form S-8 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement on Form S-8 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement on Form S-8; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement on Form S-8 or any material change to such information in this registration statement on Form S-8; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement on Form S-8; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement on Form S-8 shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on this 24th day of February, 2017.

AvalonBay Communities, Inc.

Date: February 24, 2017	By:	/s/ Timothy J. Naughton
Timothy J. Naughton, Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Timothy J. Naughton and Kevin P. O’Shea, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Date: February 24, 2017	By:	/s/ Timothy J. Naughton
Timothy J. Naughton, Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)

Date: February 24, 2017	By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea, Chief Financial Officer (Principal Financial Officer)

Date: February 24, 2017	By:	/s/ Keri A. Shea
Keri A. Shea, Senior Vice President—Finance & Treasurer (Principal Accounting Officer)

Date: February 24, 2017	By:	/s/ Glyn F. Aeppel
Glyn F. Aeppel, Director

Date: February 24, 2017	By:	/s/ Terry S. Brown
Terry S. Brown, Director

Date: February 24, 2017	By:	/s/ Alan B. Buckelew
Alan B. Buckelew, Director

Date: February 24, 2017	By:	/s/ Ronald L. Havner, Jr.
Ronald L. Havner, Jr., Director

Date: February 24, 2017	By:	/s/ Richard Lieb
Richard Lieb, Director

Date: February 24, 2017	By:	/s/ Lance R. Primis
Lance R. Primis, Director

Date: February 24, 2017	By:	/s/ Peter S. Rummell
Peter S. Rummell, Director

Date: February 24, 2017	By:	/s/ H. Jay Sarles
H. Jay Sarles, Director

Date: February 24, 2017	By:	/s/ Susan Swanezy
Susan Swanezy, Director

Date: February 24, 2017	By:	/s/ W. Edward Walter
W. Edward Walter, Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1

Amended and Restated AvalonBay Communities, Inc. Deferred Compensation Plan, effective as of January 1, 2011(the “Plan”). (Incorporated by reference to Exhibit 10.1 to Form 10-Q of the registrant, filed August 6, 2010).

4.2	First Amendment to the Plan, effective as of November 7., 2011 (Incorporated by reference to Exhibit 10.28 to Form 10-K of the registrant, filed February 24, 2017).

4.3	Second Amendment to the Plan, effective as of November 15, 2012 (Incorporated by reference to Exhibit 10.29 to Form 10-K of the registrant, filed February 24, 2017).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page).

* Filed herewith.